Exhibit 99.1

Access National Declares Special Dividend, Updates Capital Management Outlook

RESTON, Va.--(BUSINESS WIRE)--December 4, 2013--Access National Corporation (NASDAQ: ANCX) (the “Company”), parent company for Access National Bank, declared a cash dividend of $0.70 per share for holders of record as of December 16, 2013 and payable on December 30, 2013. This dividend will not be eligible for automatic reinvestment under the Company’s Dividend Reinvestment and Stock Purchase Plan.

According to CEO Michael Clarke, “This non-routine dividend is intended to balance our capital adequacy objectives with the responsibility to enrich the interests of shareholders.” He continued, “This action is consistent with our history of being careful and proactive stewards of our shareholders’ money. We are delighted to repeat the special dividend paid in Q4 2012 as earnings and capital accumulation have remained above targeted levels. This action is embedded in a serious and thoughtful assessment of our capital outlook. After this dividend, we will continue to have adequate capital to support our growth objectives.”

The capital management strategy going forward is outlined below.

Target Capital Level: The previously stated objective of a tangible capital to asset ratio of 8.0% or better remains as a floor threshold and a ceiling target is being adopted going forward equal to 10.5%. As of September 30, 2013, the ratio stood at 11.39% and following this special dividend will remain above 10.0% on a pro forma basis, on the higher end of the newly adopted range.

The published strategic objective that calls for balance sheet growth of $100 million per year remains intact and management is confident the Company can directionally deliver on this objective as the economy continues to recover. The pro forma capital ratio remains adequate to support management’s organic growth.

Dividend Payout: The Company has an established payout ratio for routine dividends equal to 40% of earnings. The payout ratio target is being amended to establish a range of 40-50% of “core earnings”. Special dividends are excluded from this target. Future special dividends will be evaluated in accordance with the target capital levels as described above.

Share Repurchase Program (the “Program”): The Program, last authorized June 22, 2010, remains in effect with a remaining authorization of 768,781 shares. Under this Program, the Company buys shares from the market and retires the shares thereby reducing the quantity of shares outstanding. Market purchases are made at the discretion of the Company considering the above priority capital objectives and the relative price available in the market compared to other uses of available capital.

Dividend Reinvestment and Stock Purchase Plan (the “Plan” or “DRSPP”): This special dividend will not be available to participants for automatic reinvestment through the Plan. The DRSPP remains in effect and allows for the automatic reinvestment of routine dividends and optional cash purchases of stock through the Plan Administrator. The Company has discretion under the Plan to issue new shares for the purchases or direct the administrator to acquire shares from the market. When shares are issued by the company, there is a 5% discount on the price of the stock purchased by the participant. This Plan is designed to encourage long term investment in the company and has been popular with retail shareholders and employees. It can also serve to efficiently raise modest amounts of capital when desirable.

Access National Corporation is the parent company of Access National Bank, an independent, nationally chartered bank serving the business community of the greater Washington DC Metropolitan area. Additional information is available on our website at www.AccessNationalBank.com. Shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol "ANCX".

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified as “may”, “could”, “expect”, “believe”, anticipate”, “intend”, “plan” or variations thereof. These forward-looking statements may contain information related to those matters such as the Company’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K and other SEC filings.

CONTACT:
Access National Corporation
Michael Clarke, 703-871-2100